Exhibit 5.2

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

June 28, 2010

Accellent Inc.

100 Fordham Road

Wilmington, Massachusetts 01887

Ladies and Gentlemen:

We have acted as special Tennessee counsel to Machining Technology Group, LLC, a Tennessee limited liability company (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Accellent Inc., a Maryland corporation (“Accellent”), the Company and certain other “Guarantors” identified in the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by Accellent of $400,000.000 aggregate principal amount of 8 3/8% Senior Secured Exchange Notes due 2017 (the “Exchange Notes”) and the issuance by the Company and the other Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture dated as of January 29, 2010 (the “Indenture”) among Accellent, the Company, the other Guarantors and The Bank of New York Mellon, as trustee and as notes collateral agent (the “Trustee”).

We have examined the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

We have also reviewed such limited liability company records of the Company, such certificates of public officials and such other documents as we have deemed it necessary or appropriate to review for purposes of this opinion letter. As to factual matters, we have assumed the correctness of and relied upon the recitals, statements, representations and warranties of the parties contained in the Indenture and in certificates provided pursuant to or in connection with the Indenture or otherwise provided to us, and we have made no independent inquiries or investigations. For purposes of the opinions on the existence and good standing of the Company, we have relied solely upon a certificate of existence issued by the Tennessee Secretary of State on June 24, 2010.

In making such examination and in expressing our opinions, we have further assumed, without investigation or inquiry:

(a) the due organization and existence of all parties to the Indenture, except to the extent that we express an opinion in Paragraph 1 below regarding the existence of the Company,

June 28, 2010

(b) the due authorization of the Indenture by all parties thereto, except to the extent that we express an opinion in Paragraph 3 below regarding the authorization of the Indenture by the Company,

(c) the due execution and delivery of the Indenture by the parties thereto, in substantially the form submitted to us, duly completed in a full, accurate and consistent manner, except to the extent that we express an opinion in Paragraph 4 below regarding the execution and delivery of the Indenture by the Company,

(d) that each of the parties to the Indenture has the legal right, power and authority to enter into the Indenture and to consummate the transactions contemplated thereby, except to the extent that we express an opinion in Paragraph 2 below regarding the limited liability company power and limited liability company authority of the Company,

(e) that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are authentic originals and all certified or other reproductions of documents submitted to us conform to the original documents,

(f) that the indebtedness incurred and obligations undertaken pursuant to the Indenture have been incurred and undertaken for adequate consideration, and

(g) that the Indenture has been put out of the possession of the Company and into the possession of an authorized representative of the other party or parties thereto with the intent to create immediately binding contractual obligations.

Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:

1. The Company is an existing Tennessee limited liability company, in good standing under the laws of Tennessee.

2. The Company has the necessary limited liability company power and limited liability company authority to enter into and perform its obligations under the Indenture.

3. The execution and delivery of the Indenture and the performance and observance by the Company of its agreements therein have been properly authorized by all necessary limited liability company action on the part of the Company; provided that we express no opinion as to (a) compliance with Section 48-249-306 of the Tennessee Revised Limited Liability Company Act insofar as the incurrence of obligations by the Company pursuant to or in connection with the Indenture may be deemed to be a distribution by the Company, or (b) the authorization by the Company of any obligation of the Company with respect to any Additional Notes (as defined in the Indenture).

4. The Indenture has been duly executed and delivered by the Company.

5. The execution and delivery by the Company of the Indenture and the issuance of the Company’s Guarantee thereunder do not violate any Tennessee statute or regulation or the articles of organization or operating agreement of the Company.

The opinions expressed herein are limited to the laws of Tennessee.

June 28, 2010

Our opinion is rendered as of the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. Simpson Thacher & Bartlett LLP may rely upon this opinion letter in rendering its opinions to you with respect to the transactions contemplated in the Indenture and the Registration Statement.

Very truly yours,

/s/ Bass, Berry & Sims PLC

Bass, Berry & Sims PLC